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                                                                    Exhibit 4.6


                              CONSULTING AGREEMENT


1.    PARTIES

      This Agreement is entered into as of November 1, 2001 by and between Rotary Power International, Inc. (the "Company"), a Delaware corporation with its principal office at One Passaic Street, Wood-Ridge, New Jersey, 07075-0128, and Christie Art and Communication, a sole proprietorship with its principal office at 1515 Lakeshore Road East, Suite 801, Mississauga, Ontario, Canada L5E 3E3 (the "Consultant").


2.    ENGAGEMENT

      The Company hereby agrees to engage the Consultant, and the Consultant, in consideration of such engagement, hereby agrees to provide consulting services as further described in Section 3 below. The services will be performed by William Christie, the sole proprietor of the Consultant.


3.    STATEMENT OF SERVICES

      3.1 Consultant agrees that during the term of this Agreement, and any renewal period thereof, it will provide consulting services to the Company in connection with the management of the Company's website, www.rotarypowerinternational.com, such services to include, without limitation, the design, updating and monitoring of the website and any activity related thereto.

            Consultant will work with and take guidance and directions from the President and the Vice-President, Finance, of the Company.

      3.2 Service provided by Consultant shall be as an independent contractor.

The term of this agreement shall be until December 31, 2002.


4.    COMPENSATION

      4.1 In consideration of the consulting services performed hereunder, the Company agrees to pay Consultant at the rate of US $2,000 per month.

      4.2 The Company agrees to reimburse Consultant for all actual business expenses as may be required in connection with the performance of services. Any major expenditures are to be submitted to the Company for prior approval.

      4.3 The Consultant will submit invoices monthly for consulting services and expenses incurred. Expenses billed to the Company shall be accompanied by supporting documentation. The Company will make payment of these invoices from Consultant no later than 15 days from delivery of the invoice by the Consultant.


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      4.4   The Company and Consultant may at any time agree that the Company can issue shares of its common stock in satisfaction of any amounts that may hereafter become due and owing to the Consultant in accordance with this Agreement. The number of shares to be issued by the Company shall be agreed upon with Consultant in writing.


5.    LIMITATIONS

      5.1 Nothing in this Agreement shall grant either party the right to make commitments of any kind for or on behalf of the other party without prior written consent of the other party.

      5.2 Consultant represents that there is no conflict of interest between his performance in a consulting capacity under this Agreement and his relationship with other clients. If at any time in the future it is believed that there is a potential conflict of interest, Consultant will promptly so advise and the parties will mutually agree in writing on the resolution of this potential conflict.

      5.3 Either party may terminate this Agreement by giving ninety (90) days written notice of such termination.


6.    NON-COMPETITION

      For the term of this Agreement, Consultant will not directly or indirectly, in any capacity, without prior written approval by the Company, engage in or render services (including, without limitation, research, development, marketing or sales) to, or have a financial interest in, any person, Consultant, corporation or other entity engaged in the rotary engine business.


7.    EXEMPTION FROM COMPANY BENEFIT PLANS, POLICIES AND PROCEDURES

      The Consultant is not an employee of the Company and is, therefore, not entitled to coverage under any of the benefit plans of the Company except as agreed in writing by Consultant and the Company. The Consultant shall not be bound by the policies and procedures of the Company.


8.    CONFIDENTIAL INFORMATION

      Consultant will not disclose any trade secrets or confidential information identified as such by the Company to any person, Consultant, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Consultant make use of any such trade secrets or confidential information for his own purpose or for the benefit of any person, Consultant, corporation, or other entity except as authorized in writing by the Company. Consultant agrees to delivery to the Company upon termination of this Agreement, or at any other time the Company may request, any proprietary or confidential material supplied to the Consultant during the term of this Agreement and which the Company has previously identified as such, relating to the business of the Company which he may then possess or have under his control. However, there shall be no restriction on disclosure or use of information which is publicly known other than as a result of a breach of the Agreement, or which becomes legally available at any time from a third party without restriction. Confidential information obtained while an employee of the Company shall be specifically covered by this clause.


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9.    MISCELLANEOUS

      NOTICES: All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal hand delivery or through facilities of the United States Postal Service, certified or registered mail, return receipt requested. The address set forth in the first paragraph of this Agreement for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given. Notices shall be deemed to have been given at the time of delivery of transmission if by personal hand delivery or, if mail, forty-eight (48) hours after deposited in a regularly maintained receptacle of the United States Postal Service or Canadian Services for mailing as aforesaid.

      CAPTION HEADINGS: Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed part of the context of this Agreement.

      ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties hereto, and supersedes any written or oral agreement between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangement or understandings, oral or written, between or among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

      AMENDMENT: This Agreement may only be amended by the written consent of both parties at the time of such amendment.

      GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey. In the event of any litigation arising out of any dispute in connection with this Agreement, the Company and Consultant hereby consent to the jurisdiction of the New Jersey courts.

      COUNTERPARTS: The Agreement may be executed in counterparts, each which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one Agreement. Facsimile signatures shall be accepted as original signatures.

      SEVERABILITY: In the event any provision of this Agreement is held to be invalid, voice or unenforceable, the rest of the provisions shall, nonetheless, remain in full force and effect and shall in on way be affected, impaired or invalidated.


10.   RENEWAL

      The parties may renew this Agreement at any time by written instruments signed by the parties. It is anticipated that each such renewal shall be upon the same terms and conditions as herein provided, except for necessary changes in dates, scope of work, or total compensation.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



CHRISTIE ART AND COMMUNICATION            ROTARY POWER INTERNATIONAL, INC.



By: /s/ William Christie                  By: /s/ Ronald G. McKeown
    -------------------------------          ----------------------------------
    William Christie                         Name:  Ronald G. McKeown
                                             Title: President & CEO


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